CONCEPTS DIRECT, INC. COMPLETES $4 MILLION FINANCING

Longmont, Colorado, April 30, 2002 - Concepts Direct, Inc.
(NASDAQ: CDIR) today announced the completion of a $4 million debt financing.

On April 26, 2002, the Company closed on a $4 million financing with St. Cloud Capital Partners, LP and Phillip A. and Linda S. Wiland. The Financing entailed two 10% Senior Secured Promissory Notes in the aggregate principal amount of $4,000,000 and two Common Stock Purchase Warrants, representing the right to acquire in the aggregate 550,000 shares of common stock. The Notes are secured by assets of the Colorful Images brand pursuant to a security agreement and undeveloped land owned by the Company. The proceeds from the Financing will be used to fund the Company's planned growth initiatives.

The Note and Warrant issued by the Company to the Wilands replaced an existing note and warrant with the Wilands, which was entered into on March 28, 2002 and has been previously disclosed. That note provided that if the Company obtained additional financing on or before April 30, 2002, the Wilands would receive substantially similar terms and conditions as the prospective investor(s).

Marshall S. Geller, director of the Company, is the co-founder and senior manager of St. Cloud Capital Partners, LP. Phillip A.
Wiland is the Chairman, Chief Executive Officer and President of the Company.

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates numerous web sites, including www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings. The Company considers a brand's contribution to be revenue from the brand minus advertising expenses, certain product, delivery, and brand related general and administrative expenses which management believes would be eliminated if the brand was discontinued.

For Further Information Contact

Phillip A. Wiland,                   Cody S. McGarraugh,
Chairman & CEO                       Chief Financial Officer
Concepts Direct, Inc.                Concepts Direct, Inc.
(303) 772-9171                       (303) 772-9171
pwiland@conceptsdirectinc.com        cmcgarraugh@conceptsdirectinc.com